EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended November 29, 2013

Current Month				Rolling Performance*				Rolling Risk Metrics* (Dec 2008 – Nov 2013)
Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	1.9%	2.2%	-4.7%	-4.2%	-6.6%	-5.7%	0.3%	-5.7%	10.2%	-28.9%	-0.5	-0.7
B**	1.9%	2.2%	-5.2%	-4.8%	-7.2%	-6.3%	-0.5%	-6.3%	10.2%	-31.1%	-0.6	-0.8
Legacy 1***	1.8%	2.4%	-2.8%	-2.1%	-4.5%	N/A	N/A	-3.4%	10.3%	-23.0%	-0.3	-0.4
Legacy 2***	1.9%	2.4%	-3.0%	-2.3%	-4.9%	N/A	N/A	-3.7%	10.2%	-23.7%	-0.3	-0.5
Global 1***	1.8%	2.4%	-2.4%	-1.6%	-4.6%	N/A	N/A	-4.0%	9.8%	-22.1%	-0.4	-0.5
Global 2***	1.8%	2.4%	-2.6%	-1.8%	-4.8%	N/A	N/A	-4.3%	9.8%	-23.1%	-0.4	-0.6
Global 3***	1.9%	2.2%	-4.0%	-3.5%	-6.5%	N/A	N/A	-6.0%	9.8%	-28.9%	-0.6	-0.8

S&P 500 Total Return Index****	0.1%	3.0%	29.1%	30.3%	17.7%	17.6%	7.7%	17.6%	15.8%	-18.2%	1.1	1.7
Barclays Capital U.S. Long Gov Index****	0.5%	-2.4%	-10.8%	-12.5%	4.8%	4.7%	6.3%	4.7%	12.7%	-13.9%	0.4	0.6
*	Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.
**	Units began trading in August 2003.
***	Units began trading in April 2009.
****	Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	25%					25%
Energy	3%	Long	Brent Crude Oil	1.8%	Long	3%	Long	Brent Crude Oil	1.8%	Long
			Crude Oil	0.4%	Short			Crude Oil	0.4%	Short
Grains/Foods	12%	Short	Corn	3.7%	Short	12%	Short	Corn	3.7%	Short
			Soybeans	1.7%	Long			Soybeans	1.7%	Long
Metals	10%	Short	Gold	3.5%	Short	10%	Short	Gold	3.5%	Short
			Silver	2.0%	Short			Silver	2.0%	Short
FINANCIALS	75%					75%
Currencies	26%	Long $	Japanese Yen	7.6%	Short	26%	Long $	Japanese Yen	7.7%	Short
			British Pound	4.0%	Long			British Pound	4.0%	Long
Equities	29%	Long	S&P 500	3.8%	Long	29%	Long	S&P 500	3.8%	Long
			DAX Index	3.6%	Long			DAX Index	3.6%	Long
Fixed Income	20%	Long	Bunds	4.0%	Long	20%	Long	Bunds	4.1%	Long
			Japanese Gov't Bonds	3.2%	Long			Japanese Gov't Bonds	3.2%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy
Natural gas prices rose sharply as lower temperatures across the U.S. increased overall demand.  Crude oil prices fell by more than 2% after the U.S. government reported domestic crude supplies rose for the tenth week in a row.

Grains/Foods
Coffee prices rose by nearly 3% as farmers in Vietnam, the world’s largest producer of the robusta variety, withheld sales in an attempt to drive prices higher.  Corn prices fell after the Environmental Protection Agency announced plans to decrease ethanol production in 2014.

Metals	Aluminum prices sustained losses as worldwide production continued to exceed demand. Gold markets made slight gains in light holiday trading.
Currencies
The Japanese yen depreciated by more than 1% after investors speculated the Bank of Japan would further ease monetary policy to spur economic growth. The British pound appreciated to its strongest point against the U.S. dollar in over two years after positive U.K. housing data was released.

Equities
The Nikkei 225 rose by more than 2% as investors speculated the Bank of Japan would increase the intensity of its bond buying program.  The DAX Index reached a record high after a coalition deal was agreed upon within the German government.

Fixed Income
Prices for German Bunds were up slightly as euro-area reports showed inflation rose more than expected.  Prices for 30-Year U.S. Treasuries pared gains as investors anticipated a strong November jobs report.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.  PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES.  THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.  INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor’s 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment’s performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park’s drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.  PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES.  THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.  INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.